Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is by and between Vyyo Inc., a Delaware corporation (the “Company”), and Tashia L. Rivard (“Rivard”).

                In connection with Rivard’s employment with the Company, the Company and Rivard desire to enter into this Agreement according to the terms and conditions set forth below.

                NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Employment Duties.

                                a.             General.  The Company hereby agrees to employ Rivard, and Rivard hereby agrees to accept employment with the Company, on the terms and conditions set forth below, which change shall be effective as of September 1, 2007 (the “Effective Date”).

                                b.             Company’s Duties.  The Company shall allow Rivard to, and Rivard shall, perform responsibilities normally incident to her position of General Counsel, commensurate with her background, education, experience and professional standing.  The Company shall provide Rivard with such office equipment, supplies, customary services and cooperation suitable for the performance of her duties.

                                c.             Rivard’s Duties.  Rivard shall devote such time as necessary to fully perform her services as General Counsel and shall report directly to the Company’s Chief Executive Officer. The parties acknowledge that Rivard will perform her duties from the Company’s facility in Norcross, Georgia, and shall be required to travel to the Company’s other facilities and other locations as the Company’s business dictates.

2.             Term.  The initial term of this Agreement is two years (the “Initial Term”).  Thereafter, this Agreement may be renewed by Rivard and the Company on such terms as the parties may agree to in writing.  Absent written notice of termination of this Agreement given by one party to the other party not less than 30 days prior to the end of the Initial Term or any Renewal Term (as defined below), this Agreement will be automatically renewed for a one-year extension (each such extension a “Renewal Term” and the Initial Term together with any and all Renewal Terms, the “Term”).  Notwithstanding the foregoing, this Agreement is subject to earlier termination as provided herein.

3.             Compensation.  Rivard shall be compensated as follows:

                                a.             Salary.  Rivard shall receive an annual salary of Two Hundred Twenty Thousand Dollars ($220,000).  The Company agrees to review the salary on or before December 31, 2008, and thereafter at the end of each calendar year during the Term based upon Rivard’s services and the financial results of the Company, and to make such changes as may be determined appropriate in the sole discretion of the Company’s Compensation Committee or Board of Directors.  Rivard’s annual salary shall be payable on a semi-monthly basis, in accordance with the Company’s usual payroll practices.

                                b.             Bonus Compensation.  During each calendar year in the Initial Term, Rivard may become eligible to participate in the Company’s bonus programs based on performance objectives to be agreed to by Rivard and the Company’s Chief Executive Officer.  Any bonus earned by Rivard in a particular calendar year will be paid by the Company in the manner and time period agreed to by the parties.  The bonus shall be prorated should Rivard’s employment terminate prior to a full calendar year.

                                c.             Paid Time-Off.  Rivard shall accrue paid time-off in accordance with the terms of the Company’s paid time-off policy.  Rivard shall be compensated at her usual rate of base compensation during any such paid time-off.  Rivard shall be entitled to paid holidays as generally given by the Company and shall receive sick leave or disability leave in accordance with the terms of the Company’s standard sick leave or disability leave policy.

                                d.             Benefits.  Rivard shall be entitled to participate in any group plans or programs maintained by the Company for any employees relating to group health, disability, life insurance and other related benefits as in effect from time to time subject to the terms and conditions of such plans. Rivard shall also be entitled to director and officer insurance in such amounts and coverage and such indemnification provisions as are afforded other officers and directors of the Company.  The foregoing benefits shall be paid by the Company.

                                e.             Expenses.  The Company shall reimburse Rivard for her normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the Company’s business in accordance with the Company’s general policy as adopted from time to time.  In addition, Rivard shall be reimbursed for the reasonable costs associated with cellular telephone usage and shall be entitled to reimbursement for such reasonable continuing professional education, memberships and certifications as are deemed normal and appropriate for executive officers as determined by the Company.  As a condition of payment or reimbursement, Rivard agrees to provide the Company with copies of all available invoices and receipts, and otherwise account to the Company in sufficient detail to allow the Company to claim an income tax deduction for such paid item, if such item is deductible.  Reimbursements shall be made on a monthly or more frequent basis in accordance with the Company’s reimbursement policies then in effect.

                4.             Confidentiality and Competitive Activities.  Rivard agrees to execute the Company’s current form of  employee proprietary information and inventions agreement, which will include provisions related to confidentiality of Company information, assignment of inventions, non-competition and non-solicitation of customers and employees.

5.             Termination.

                                a.             Termination without Cause; Voluntary Termination.  The Company may terminate this Agreement and Rivard’s employment hereunder without Cause (as defined below) and with or without prior review or warning by providing 60 days prior written notice to Rivard.  Rivard may voluntarily terminate her employment at any time upon 60 days’ prior written notice to the Company.

                                b.             Termination for Cause.  The Company may immediately terminate Rivard’s employment at any time for Cause.  Termination for Cause shall be effective from the receipt of written notice thereof to Rivard specifying the grounds for termination.  “Cause” shall be deemed to include:  (i) Rivard’s willful misconduct, or failure to perform, her material duties provided that Rivard is given written notice setting forth with reasonable specificity such misconduct or failure and Rivard fails to correct such behavior within 30 days following receipt of notice; (ii) Rivard’s conviction of a felony offense or conviction for any unlawful act which would be materially detrimental to the Company’s reputation, or a material act of dishonesty, moral turpitude, fraud, embezzlement, misappropriation or financial dishonesty against the Company; or (iii) Rivard’s breach of any material provision of this Agreement, including her obligations under Section 8(a), or breach of her employee proprietary information agreement. The Company’s exercise of its rights to terminate with Cause shall be without prejudice to any other remedies it may be entitled at law, in equity or under this Agreement.

                                c.             Termination Upon Death or Disability.  This Agreement shall automatically terminate upon Rivard’s death.  In addition, if any disability or incapacity of Rivard to perform her duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of 30 days (excluding any accrued paid time-off) out of any 120 calendar day period, the Company may terminate Rivard’s employment upon written notice.  Payment of salary to Rivard during any sick leave shall only be to the extent that Rivard has accrued paid time-off.

                6.             Severance Payment Upon Termination of Employment.  The severance payment set forth below shall be in addition to any amounts owed to Rivard as earned but unpaid wages through the date of termination and accrued but unused vacation through the date of termination.

a.             Termination Without Cause.  If the Company terminates this Agreement without Cause prior to the end of the Initial Term, the Company shall pay Rivard a severance payment equal to six months of her annual salary (without bonus), payable over such period in accordance with the Company’s usual payroll practices.  For the avoidance of doubt, the six months of severance provided for in this Section 6(a) shall include the 60 days of notice required by Section 5(a) regarding termination without Cause.

b.             Execution of Release.  Rivard agrees that Rivard’s right to receive any severance payment is conditioned on the prior execution by Rivard of a binding general release (in such form as the Company may determine) of any and all claims against the Company and any affiliates, and their respective officers, directors, employees or other agents.

7.             Compensation Upon a Change of Control.

a.             Change of Control Termination.  Upon a Change of Control Termination (as defined below), Rivard shall be entitled to the following compensation:

                                                                                (i)            Cash Payment.  In lieu of any severance payment described above in Section 6, payment in cash of an amount equal to the sum of one times Rivard’s then current annual salary as in effect for the calendar year in which the Change of Control Termination occurs, payable in accordance with the Company’s usual payroll practices.

                                                                                (ii)           Stock Options.  Any stock options granted to Rivard that are outstanding immediately prior to but are not vested as of the date of the Change of Control Termination shall become 100% vested as of the date of the Change of Control Termination.

                                                                                (iii)          Benefits.  For a period of one year following Rivard’s date of termination, the continuation of the same or comparable life, health, disability, vision, hospitalization, dental and other insurance coverage as Rivard was receiving immediately prior to the Change of Control.

b.             Offer of Employment with Successor.  If upon a Change of Control Rivard is offered employment by the Company’s successor with responsibilities substantially similar to that contemplated by this Agreement and Rivard does not accept such offer, 33.3% of the stock options granted to Rivard that are outstanding immediately prior to but are not vested as of the date of the Change of Control shall become vested as of the date of the Change of Control.

c.             Employment with Successor.  If upon a Change of Control Rivard accepts employment with the Company’s successor with responsibilities substantially similar to that contemplated by this Agreement, 33.3% of the stock options granted to Rivard that are outstanding immediately prior to but are not vested as of the date of the Change of Control shall become vested as of the date of the Change of Control. If Rivard terminates her employment for Good Reason (as defined below) with the Company’s successor on or after the 6-month anniversary of commencement of such employment, all remaining stock options granted to Rivard that are outstanding immediately prior to but are not vested as of the date of her termination for Good Reason shall become vested as of the date of such termination.

d.             For the purposes of this Section, “Change of Control” means the occurrence of any of the following events:

(i)            any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the then outstanding shares of the Company’s common stock or the total voting power represented by the Company’s then outstanding voting securities (other than pursuant to a Business Combination which is covered by clause (iii) below);

(ii)           the consummation of the sale or other disposition (including in whole or in part through licensing arrangement(s)) of all or substantially all of the Company’s assets, other than sales, other dispositions or licenses of assets made to a parent or a wholly-owned subsidiary of the Company, or an entity under common control with the Company;

(iii)          the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or a series of related such transactions (each, a “Business Combination”), in each case unless following such Business Combination (A) the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any entity (a “Parent”) that, as a result of such transaction, owns the Company or the surviving entity or all or substantially all of the Company’s or surviving entity’s assets directly or through one or more subsidiaries) at least 50% of the total voting power represented by the Company’s voting securities or such surviving entity or Parent outstanding immediately after such Business Combination; and (B) no person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the total voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; or

(iv)          approval by the Company’s stockholders of a complete liquidation or dissolution of the Company other than in the context of a transaction or series of related transactions that would not constitute a Change of Control under clause (iii) above.

e.             For the purposes of this Section, a “Change of Control Termination” shall mean a termination of employment within one year following a Change of Control where the Company or a party effecting a Change of Control of the Company terminates Rivard’s employment without Cause, other than as the result of Rivard’s death or disability.

f.              For the purposes of this Section, “Good Reason” shall exist if Rivard terminates her employment within 60 days of the occurrence of any of the following:  (i) a material adverse change in her position or title; or (ii) a reduction in her base salary from that provided in this Agreement unless the reduction affects all employees generally.

8.             Corporate Opportunities.

                                a.             Duty to Notify.  In the event that during the Term Rivard shall become aware of any material and significant business opportunity directly related to any of the Company’s significant businesses, Rivard shall promptly notify the Company’s Board of Directors of such opportunity.  Rivard shall not appropriate for herself or for any other person other than the Company, or any affiliate of the Company, any such opportunity unless, as to any particular opportunity, the Board of Directors fails to take appropriate action within 90 days.  Rivard’s duty to notify the Company and to refrain from appropriating all such opportunities for 90 days shall neither be limited by, nor shall such duty limit, the application of the general law of Georgia relating to the fiduciary duties of an agent or employee.

                                b.             Failure to Notify.  In the event that Rivard fails to notify the Company of, or so appropriates, any such opportunity without the express written consent of the Company, Rivard shall be deemed to have violated the provisions of this Section notwithstanding (i) the capacity in which Rivard shall have acquired such opportunity; or (ii) the probable success in the Company’s hands of such opportunity.

9.             Miscellaneous.

                                a.             Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters.  The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

                                b.             No Implied Waivers.  The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

                                c.             Personal Services.  It is understood that the services to be performed by Rivard hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Rivard.  This Agreement shall inure to the benefit of and bind the successors and assigns of the Company.

                                d.             Severability.  If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby.

                                e.             Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflict of law principles.

                                f.              Notices.  All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given 72 hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below.  Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VYYO INC.		TASHIA RIVARD
188 Inverness Drive West, Suite 140		6625 The Corners Parkway, Suite 100
Englewood, Colorado 80112		Norcross, Georgia 30092

By:	/s/ Wayne H. Davis	/s/ Tashia L. Rivard
	Wayne H. Davis, Chief Executive Officer	(Signature)

Date: November 8, 2007		Date: November 8, 2007

**SIGNATURE PAGE TO RIVARD EMPLOYMENT AGREEMENT**